SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant  ☑

Filed by a Party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement.
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive proxy statement.
☑	Definitive additional materials.
☐	Soliciting material under §240.14a-12.

Medco Health Solutions, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

Beginning December 9, 2011, Medco Health Solutions, Inc. (“Medco”) provided the following materials to Medco stockholders:

YOUR VOTE IS IMPORTANT

December 9, 2011

Dear Medco Stockholder:

We have previously mailed to you proxy materials in connection with the Special Meeting of Stockholders of Medco Health Solutions, Inc. (“Medco”) to be held on December 21, 2011. Your vote is important and your participation is requested at this important special meeting.

At the special meeting, Medco stockholders will be asked to consider and vote upon (1) a proposal to adopt the merger agreement with Express Scripts, Inc. (“Express Scripts”), as fully described in the joint proxy statement/prospectus dated November 15, 2011, (2) a proposal to approve the adjournment of the Medco special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement), and (3) a proposal to approve, by non-binding advisory vote, certain compensation arrangements for Medco’s named executive officers in connection with the mergers contemplated by the merger agreement.

Upon completion of the mergers, Medco stockholders will receive (i) $28.80 in cash, without interest, and (ii) 0.81 shares of common stock of Aristotle Holding, Inc. Aristotle Holding, Inc. intends to apply to list its common stock on the NASDAQ under the symbol “ESRX,” subject to official notice of issuance and, following consummation of the mergers, we anticipate that Aristotle Holding, Inc. will change its name to “Express Scripts Holding Company.”

The Medco board determined that the terms of the merger agreement, the Medco merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Medco and its stockholders and unanimously recommends that Medco stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement) and “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Medco’s named executive officers in connection with the mergers contemplated by the merger agreement.

IMPORTANT RECENT

DEVELOPMENTS

Institutional Shareholder Services (ISS), Glass Lewis & Co. and Egan-Jones Proxy Services, three leading independent proxy advisory firms that issue recommendations to institutional investors, recommended that stockholders of Medco Health Solutions, Inc. vote “FOR” the proposal to adopt the merger agreement with Express Scripts, Inc.

Adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of Medco common stock outstanding and entitled to vote. Accordingly, a Medco stockholder’s failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Therefore, your vote is very important.

Please submit your proxy in this important matter as promptly as possible (1) by telephone, (2) through the Internet, or (3) or by marking, signing, and dating the enclosed proxy card or voting instruction form and returning it in the postage-paid return envelope provided.

If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc., which is assisting Medco, toll-free at 1-800-967-4612.

Thank you for your cooperation and continued support.

Sincerely,

David B. Snow, Jr.

Chairman of the Board and Chief Executive Officer

PLEASE ACT TODAY

Additional Information and Where to Find It

In connection with the proposed merger, Aristotle Holding, Inc., a wholly owned subsidiary of Express Scripts, Inc. filed with the SEC a registration statement on Form S-4 that includes a joint proxy statement of Medco and Express Scripts, and a prospectus of Express Scripts, as well as other relevant documents concerning the proposed merger. Stockholders are urged to read the registration statement and the proxy statement/prospectus contained therein regarding the merger and any other relevant documents as well as any amendments or supplements to those documents, because they contain important information.

The joint proxy statement/prospectus was first mailed to Medco stockholders beginning November 18, 2011. You may obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Medco and Express Scripts, at the SEC’s Internet site (http://www.sec.gov). You may also obtain these documents, free of charge, in the Investor Relations portion of the Medco website at http://www.medcohealth.com under the heading “Investors” and then under “SEC Filings.” Copies of the proxy statement/prospectus and the SEC filings incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Investor Relations, 100 Parsons Pond Drive, Franklin Lakes, NJ, 07417, 201-269-3400. Copies of Express Scripts’ SEC filings can be obtained, free of charge, by directing a request to Express Scripts, Inc., Investor Relations, One Express Way, Saint Louis, MO, 63121.

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